EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES 2008 EARNINGS
COLDWATER, MICHIGAN, January 27, 2009 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank, today announced earnings for the year ended December 31, 2008 of $298,000 compared to $1.7 million for the year ended December 31, 2007. Earnings per share for 2008 were $0.14 compared to $0.73 for 2007, a decrease of 80%.
Net interest income for the year ended December 31, 2008 before any provision for loan losses increased $337,000, or 4.05%. The bank’s net interest margin increased to 3.32% in 2008 from 3.27% in 2007 due to the bank’s cost of funds decreasing more rapidly than its yield on earning assets. Management attributes this to the declining interest rate environment consistent throughout 2008.
Net interest income after the provision for loan losses decreased $1.4 million, or 19.10%, for the year ended December 31, 2008 compared to the same period in 2007. The provision for loan losses was $2.7 million in 2008 compared to $971,000 in 2007. The increase in provision was necessary because net charge offs totaled $1.8 million in 2008 compared to $1.2 million in 2007 and the level of non-performing assets increased from a year ago. Non-performing assets were $4.6 million, or 1.59% of assets, at December 31, 2008 compared to $2.3 million, or .85% of assets, at December 31, 2007. The increase is the largely a result of management placing a large construction loan relationship on nonaccrual in the fourth quarter. This relationship comprises 25% of the nonperforming assets. One-to-four family real estate loans and commercial real estate loans have also increased. Foreclosed assets increased $560,000 to $2.1 million at December 31, 2008 compared to December 31, 2007.
“Despite continuing downturns in the economy and turmoil within the financial markets, our core operating performance remains strong and we continue to remain well capitalized,” said Don Denney, President and CEO of Monarch Community Bancorp and Monarch Community Bank. “Our earnings, however, have been impacted by our decision to increase our loan loss reserve, which we believe is prudent in light of current business conditions.”
Noninterest income decreased to $3.6 million for the year ended December 31, 2008 as compared to $3.9 million for the same period in 2007, a decrease of 9%. Loan related income decreased $144,000 primarily due to a decline in income from brokered loan activity and fees associated with construction loans. Deposit related fees decreased $20,000 primarily because of decreased fees from overdraft protection. Net gains on sale of foreclosed real estate decreased $120,000 going from an $188,000 net gain on sales of foreclosed real estate in 2007 compared to a net gain of $68,000 in 2008.
Noninterest expense increased $160,000 to $9.2 million for the year ended December 31, 2008 compared to $9.0 million for 2007, an increase of 1.8%. Other general and administrative expenses increased $204,000 primarily due to an increase in marketing and advertising expense of $78,000 and an increase in FDIC insurance expense of $92,000. Salaries and employee benefits increased $62,000 due to normal increases in salaries and wages. Increases in Mortgage Banking expenses are attributable to an increase in amortization of mortgage servicing rights due to an increase in mortgage loan payoffs as a result of an upsurge in refinancing through the first two quarters of 2008. Professional services decreased $190,000 primarily from the costs from the going private transaction the Company attempted in 2007.
Monarch Community Bancorp reported a loss of $338,000, or $(.17) per share, for the quarter ended December 31, 2008, compared to a positive $318,000, or $.14 per share, for the quarter ended December 31, 2007.
Net interest income after provision decreased $785,000 for the quarter ended December 31, 2008 compared to the same quarter a year ago. This occurred for the same reasons mentioned above. The provision for loan losses increased $942,000 for the quarter ended December 31, 2008 compared to the same period in 2007.
Noninterest income decreased $175,000 for the quarter ended December 31, 2008 compared to the same period in 2007 primarily due to a decrease in gain on sale of loans.
Noninterest expense decreased $91,000 for the quarter ended December 31, 2008 due primarily to decreases in salaries and employee benefits of $86,000 and professional services of $61,000. Salaries and employee benefits decreased as a result of the elimination of performance based bonuses for 2008. Professional services decreased for the same reasons as mentioned above. These decreases were offset by an increase in other general and administrative costs including FDIC insurance and advertising as previously mentioned.
Total assets were $291.8 million at December 31, 2008 compared to $279.0 million at December 31, 2007. This increase of 4.5% was due primarily to an increase in net loans of $22.7 million offset by a decrease in cash and investments of $9.7 million.
The increase in the loan portfolio was the result of management’s strategy to originate commercial real estate loans in 2008. Deposits increased $14.2 million, or 8.0%, to $192.2 million at December 31, 2008. This was the result of money market accounts increasing by $15.1 million as customers sought higher yields on their deposit accounts. Certificates of deposit also increased by $1.6 million. Offsetting this growth were decreases in interest bearing checking and savings accounts. Stockholders’ equity decreased to $36.3 million at December 31, 2008 from $39.1 million at December 31, 2007 primarily due to the repurchase of $2.7 million in Company stock from our stock buyback program and dividends of $772,000 offset by $298,000 in net income.
The Monarch Community Bancorp, Inc. Annual Meeting of Shareholders will be held Tuesday, April 21, 2009 at the Company’s main office at 375 North Willowbrook Road in Coldwater, Michigan.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts: Donald L. Denney, CEO (517) 279-3978	Rebecca S. Crabill, CFO (517) 279-3956
Condensed Statements of Income
(Unaudited)

	Year Ended December 31,
	2008	2007
Interest Income	17,196	17,545
Interest Expense	8,536	9,222

Net Interest Income	8,660	8,323
Provision for Loan Losses	2,712	971

Net Interest Income After Provision for Loan Losses	5,948	7,352
Noninterest Income	3,603	3,946
Noninterest Expense	9,152	8,992
Income — Before income taxes	399	2,306
Income Taxes	101	561

Net Income	$298	$1,745

Earnings Per Share

Basic	$0.14	$0.73

Diluted	$0.14	$0.73

Condensed Balance Sheets
(Unaudited)

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$6,272	$13,842
Securities	13,190	15,559
Loans	248,402	225,219
Other assets	23,943	24,588

Total assets	$291,807	$279,208

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$192,156	$177,936
Borrowings	61,178	$59,330
Other liabilities	2,203	2,856

Total liabilities	255,537	240,122

Stockholders’ equity	36,270	39,086

Total liabilities and stockholders’ equity	$291,807	$279,208